Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated January 10, 2020 (including amendments thereto) with respect to the shares of Common Stock, no par value, of Qualstar Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:   January 10, 2020

BKF ASSET HOLDINGS, INC.

By:	/s/ Steven N. Bronson
Name:	Steven N. Bronson
Title:	President and Chief Executive Officer

BKF CAPITAL GROUP, INC.

By:	/s/ Steven N. Bronson
Name:	Steven N. Bronson
Title:	President and Chief Executive Officer

/s/ Steven N. Bronson
Steven N. Bronson